Exhibit 5.1

Deloitte LLP
Brookfield Place
181 Bay Street
Suite 1400
Toronto ON M5J 2V1
Canada

Tel: (416) 601-6150
Fax: (416) 601-6151
www.deloitte.ca

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We consent to the incorporation by reference in this Amendment No. 1 to the Registration Statement No. 333-190801 on Form F-10/A of HudBay Minerals Inc. (the “Company”) of our reports dated February 20, 2013, relating to the consolidated financial statements of the Company and the effectiveness of the Company’s internal control over financial reporting appearing in the Annual Report on Form 40-F of the Company for the year ended December 31, 2012.  We also consent to the reference to us under the heading “Independent Auditor’s” in the Prospectus, which is part of this Registration Statement.

Yours truly,

/s/ Deloitte LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

September 5, 2013